EXHIBIT 10.1

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of February 24, 2022 and is effective as of May 1, 2022 (the “Effective Date”), by and among Domino’s Pizza, Inc., a Delaware corporation (the “Company”) and Domino’s Pizza LLC, a Michigan limited liability company (“DPLLC” or the “Principal Subsidiary”), on the one hand, and Russell J. Weiner (the “Executive”), on the other hand.

Recitals

1. The operations of the Company and its Affiliates (as defined in Sub-Section 11.1) are a complex matter requiring direction and leadership in a variety of areas.

2. The Executive has experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates.

3. Subject to the terms and conditions set forth below, the Company and DPLLC wish to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment.

Agreement

Now, therefore, the parties agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment as the Chief Executive Officer of the Company, effective as of the Effective Date.

2. Term. The Executive shall be employed hereunder for an indefinite term commencing on the Effective Date and continuing until terminated as set forth in Section 5 hereof. The term of the Executive’s employment under this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

3.1. Offices. During the term hereof, the Executive shall serve the Company in the office of Chief Executive Officer. In such capacity, the Executive shall be responsible for the Company’s operations and financial performance and the coordination of the Company’s strategic direction. In addition, for as long as the Executive is employed by the Company and without further compensation, the Executive shall be nominated to serve as a member of the Company’s Board of Directors (the “Board”) and, if so elected by the Company’s shareholders, shall serve as a member of the Board.

Further, for so long as the Executive is employed hereunder and without further compensation, the Executive shall serve as a director and officer of DPLLC and of one or more of the Company’s other Affiliates, if so elected or appointed from time to time. The Executive shall be subject to the direction of the Board and shall have such other powers, duties and responsibilities consistent with the Executive’s position as Chief Executive Officer as may from time to time be prescribed by the Board.

3.2. Performance. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. During the term hereof, the Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the term of this Agreement, except for such directorships or other positions which he currently holds and has disclosed to the Company on Exhibit A hereof and except as otherwise may be approved in advance by the Board.

4. Compensation and Benefits. During the term hereof, as compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

4.1. Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Eight Hundred and Seventy-Five Thousand Dollars ($875,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board or the Compensation Committee thereof in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

4.2. Bonus Compensation. During the term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan or such other annual bonus plan maintained by the Company for its executives, as it may be amended from time to time pursuant to the terms thereof (the “Plan”) and shall be eligible for annual bonus awards thereunder (each annual bonus award, a “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Bonus, and the Executive’s target Bonus opportunity shall be two hundred percent (200%) of the Base Salary. Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus actually earned and payable for the applicable fiscal year in accordance with this Sub-Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company as its Chief Executive

Officer. The Executive agrees and understands that any prorated Bonus payments will be made only after determination of the achievement of the applicable Performance Measures (as defined in the Plan or other performance objectives associated with the Bonus) by the Board or the Compensation Committee thereof in accordance with the terms of the Plan. Any compensation paid to the Executive as a Bonus shall be in addition to the Base Salary.

4.3. Equity and Other Incentive Compensation Awards.

4.3.1. Annual Grants. During the term hereof, the Executive shall be eligible for stock and other incentive compensation awards under the Company’s 2004 Equity Incentive Plan, as it may be amended from time to time (the “Stock Plan”). The Executive shall be eligible to receive an annual grant of equity awards for fiscal year 2022 at the time that the Compensation Committee approves annual equity awards for executives of the Company generally, subject to the Executive’s continued employment on such date, with such annual grant of equity awards to have a target value equal to 500% of the Base Salary, to be granted under the Stock Plan and evidenced by award agreements approved by the Compensation Committee and to have such terms and conditions to be determined by the Compensation Committee, including the form or forms of the equity awards to be so granted.

4.3.2. Change to Retirement Provisions in Existing and Future Awards. As a condition to accepting employment as the Company’s Chief Executive Officer, Executive has agreed to modify the terms and conditions of (i) any and all previously issued and outstanding equity awards granted to him under the Stock Plan (which include performance-based restricted stock units, restricted stock units, performance-based restricted stock and non-qualified stock options (collectively, “Outstanding Awards”)) and (ii) any and all future awards granted to him under the Stock Plan, including for the avoidance of doubt the annual equity grant provided for in Section 4.3.1 above, but only if such awards contain retirement vesting provisions substantially similar to those contained in award agreements for the Outstanding Awards in effect on the date hereof, by changing the age requirement for him to qualify for “retirement”, “grandfathered retirement” or “early retirement” treatment, which accelerates the service-based vesting of any unvested equity granted under the Stock Plan, from age 55 to age 58 under circumstances in which the Executive terminates his employment with the Company without “Good Reason” pursuant to Section 5.6 below; provided that: (1) the Executive will still qualify for “retirement” or “grandfathered retirement” treatment on or after attainment of age 55 if his employment with the Company (a) is terminated as a result of his death pursuant to Section 5.1 below, (b) is terminated as a result of his disability pursuant to Section 5.2 below, (c) is terminated by the Company without Cause pursuant to Section 5.4 below, or (d) is terminated by the Executive for “Good Reason” pursuant to Section 5.5 below; and (2) for the avoidance of doubt, the foregoing change is only intended to limit the Executive’s right to enjoy the benefit of accelerated service-based vesting for purposes of “retirement”, “grandfathered retirement” or “early retirement” treatment as described above, and is not intended to modify in any respect or to limit in any way the Executive’s right to exercise any vested stock options in accordance with the original terms of any existing or future award agreement upon the Executive’s qualification for “retirement”, “grandfathered retirement” or “early retirement” without regard to the changes contemplated in this Subsection 4.3.2 on or after attainment of age 55. Except as otherwise provided for in this Subsection 4.3.2, the terms and conditions of all equity award agreements evidencing the Outstanding Awards under the Stock Plan shall remain unchanged and in full force and effect.

4.4. Vacations. During the term hereof, the Executive shall be entitled to accrue four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive may not accumulate or carry over from one (1) calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken. In addition, the Executive shall be entitled to five (5) days of emergency/medical PTO per calendar year.

4.5. Other Benefits.

4.5.1. During the term hereof and subject to any contribution therefor generally required of executives of the Company or the Principal Subsidiary, as applicable, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company or the Principal Subsidiary, as applicable, generally (except to the extent such plans are in a category of benefit otherwise provided the Executive hereunder). Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company or the Principal Subsidiary, as applicable and (iii) applicable law. Each of the Company and the Principal Subsidiary may alter, modify, add to or delete any aspects of its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.5.2. For the avoidance of doubt, as of the Effective Date, during the term hereof and subject to any contribution therefor generally required of executives of the Company or the Principal Subsidiary, as applicable, the Executive and his dependents shall be entitled to participate in the Company’s health plan in accordance with the terms of the applicable plan documents and applicable law.

4.6. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel, incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy of the Company or the

Principal Subsidiary, as applicable, set by the Board from time to time, other than with respect to first class air travel, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time. All business expenses eligible for payment or reimbursement hereunder shall be paid or reimbursed by the end of the calendar year in which the expenses are incurred (or, if the expense is submitted within thirty (30) days prior to the end of the calendar year, within thirty (30) days following such submission). Pursuant to Section 409A of the Code (“Section 409A”), the amount of expenses eligible for payment or reimbursement during a calendar year shall not affect expenses eligible for reimbursement in another calendar year, and the Executive’s right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.7. Miscellaneous.

4.7.1. The Company shall pay or reimburse the Executive for his business association dues and expenses up to Twenty Thousand Dollars ($20,000) per year, with Board approval of any material increase in cost above such amount. Such reimbursement shall occur no later than the end of the calendar year in which the dues and expenses are incurred.

4.7.2. The Company shall provide the Executive with directors and officers insurance and personal liability protection described on Exhibit B.

4.7.3. The Company acknowledges its obligation to furnish the Executive (which for purposes of this Sub-Section 4.7.3 includes the Executive’s spouse, family and guests when accompanying him), with transportation during the term hereof that provides him with security to address bona fide business-oriented security concerns, and shall, at the Company’s expense, make available to the Executive, Company or other private aircraft for business and personal use at his discretion, provided that any such personal use shall be limited to forty-five (45) hours per calendar year (the “Yearly Aircraft Hours”). For personal use of the Company or other private aircraft in excess of the Yearly Aircraft Hours, the Executive shall be subject to a usage level and cost to be negotiated with the Board from time to time at rates in accordance with Standard Industrial Fare Level rates stipulated by the U.S. Department of Transportation or in the Time Sharing Agreement dated as of the date hereof, as may be amended from time to time, between the Executive and the Principal Subsidiary (the “Time Sharing Agreement”).

4.7.4. Upon receiving the prior written approval of the Board or the Compensation Committee thereof authorizing the Executive to join a particular airline club, the Company shall pay or reimburse the Executive for dues for not less than two (2) nor more than four (4) airline clubs, provided that such club memberships serve a direct business purpose and subject to such reasonable substantiation and documentation requirements as to cost and purpose as may be specified by the Company from time to time.

4.7.5. The Company shall annually pay for or reimburse the Executive for the cost of a physical examination and health evaluation performed by a licensed medical doctor, subject to such reasonable substantiation and documentation requirements as to cost as may be specified by the Company from time to time.

4.7.6. The Company shall pay or reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the review of this Agreement and other agreements referred to herein in an aggregate amount not to exceed Ten Thousand Dollars ($10,000). Such payment or reimbursement shall occur as soon as reasonably practicable and in no event later than the last day of the calendar year following the calendar year in which such fees and expense were incurred.

5. Termination of Services and Severance Benefits. The Executive’s services hereunder shall continue until terminated under the circumstances set forth below:

The Company and the Executive shall use reasonable efforts to take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Section 409A.

5.1. Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall pay to the Executive’s designated beneficiary (or, if no beneficiary has been designated by the Executive, to his estate) within thirty (30) days following death (or at such earlier time as may be required by applicable law), any Base Salary earned but unpaid through the date of death, any Bonus for the fiscal year preceding the year in which death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, but no later than two and one half (2 1⁄2) months following the fiscal year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of the Executive’s death (pro-rated in accordance with Sub-Section 4.2).

5.2. Disability.

5.2.1. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for an aggregate of one hundred twenty (120) days during any period of three hundred sixty-five (365) consecutive calendar days; provided, that if the Executive incurs a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, the Executive, unless he earlier returns to service (at a level of service inconsistent with a separation from service under Section 409A) or his employment is earlier terminated, shall in all events be deemed to have separated from service not later than by the end of the twenty-ninth (29th) month, commencing with the commencement of such leave of absence.

5.2.2. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Sub-Section 4.1 and to receive benefits in accordance with Sub-Section 4.5, to the extent permitted by the then current terms of the applicable benefit plans and applicable law, until the Executive becomes disabled within the meaning of Section 409A or until the termination of his employment, whichever shall first occur. Upon becoming so disabled, or upon such termination, whichever shall first occur, the Company shall promptly and in all events within thirty (30) days (or at such earlier time as may be required by applicable law), pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination and any Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid. In addition, at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1⁄2) months after the end of the fiscal year in which the Bonus is earned, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (prorated in accordance with Sub-Section 4.2). During the eighteen (18)-month period from the date of such disability (as determined under Section 409A), the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amounts of any disability income benefits that the Executive receives in respect of such period.

5.2.3. Except as provided in Sub-Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Sub-Section 4.1 or Bonus payments under Sub-Section 4.2 but shall continue to participate in benefit plans of the Company in accordance with Sub-Section 4.5 and the terms of such plans and applicable law, until the termination of his employment. During the eighteen (18)-month period from the date of disability (as determined under Section 409A) or termination, whichever shall first occur, the Company shall contribute to the cost of the Executive’s participation in group medical plans of the Company, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

5.2.4. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform his duties and responsibilities hereunder as Chief Executive Officer, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue, subject to any requirements under Section 409A, if applicable. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive. In the event that the Executive’s employment is terminated due to disability pursuant to this Sub-Section 5.2, the Executive shall be entitled to retain any vested, outstanding equity grants under the Stock Plan, in accordance with the terms thereof and any applicable award agreement, and the compensation set forth in Sub-Section 5.4 below, provided that the Executive shall be entitled to no duplicative benefits between Sub-Sections 5.2 and 5.4.

5.3. By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties to the Company or any of its Affiliates, and the Executive does not cure such failure or negligence within the twenty-five (25) day period immediately following his receipt of such written allegations from the Board, (ii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iii) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4. By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive (i) Base Salary earned but unpaid through the date of termination, plus (ii) severance payments for a period to end twenty-four (24) months after the termination date (the “Severance Term”), of which (a) the first severance payment shall be made on the date that is six (6) months from the date of termination and in an amount equal to six (6) times the Executive’s monthly base compensation in effect at the time of such termination and (b) the balance of the severance shall be paid in accordance with the Company’s then current payroll practices (currently biweekly payments) over the next eighteen (18) months through the date that is twenty-four (24) months from the date of termination, each such payment (after the first payment) in an amount equal to the Base Salary in effect at the time of such termination dependent on payroll practices of the Company (i.e., 1/12th of the Base Salary, 1/24th of the Base Salary, 1/26th of Base Salary, etc.), plus (iii) promptly following termination and in all events within thirty (30) days thereof, any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1⁄2) months after the end of the fiscal year in which the Bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated in accordance with Sub-Section 4.2), plus (v) vested, outstanding equity grants under the Stock Plan, in accordance with the terms thereof and any applicable award agreements.

5.5. By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, provided that (a) the Executive provides written notice to the Board, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within ninety (90) days of the initial existence of such condition, (b) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (c) the Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period. The following shall constitute “Good Reason” for termination by the Executive: (i) failure of the Company to continue the Executive in the position of Chief Executive Officer or to nominate the Executive to serve as a member of the Board as provided in Section 3.1 of this Agreement; provided, however, that the Company’s failure to nominate Executive as a member of the Board shall not constitute Good Reason if such failure occurs in connection with the sale or other disposition of the Company; (ii) material diminution in the nature and scope of the Executive’s responsibilities, duties or authority, provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates shall not constitute Good Reason; (iii) material failure of the Company to provide the Executive the Base Salary and benefits (including Company-sponsored fringe benefits) in accordance with the terms of Section 4 hereof; or (iv) relocation of the Executive’s office to an area outside a fifty (50) mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Sub-Section 5.5, then the Company shall pay the Executive the amounts specified in Sub-Section 5.4.

5.6. By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon ninety (90) days’ notice to the Company. In the event of termination of the Executive pursuant to this Sub-Section 5.6, the Board may elect to waive the period of notice, or any portion thereof. The Company will pay the Executive his Base Salary for the notice period, except to the extent so waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Sub-Section 5.6, the Company shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of his Base Salary for the period (or portion of such period) indicated above and (ii) at the times the Company pays its executives bonuses generally, no later than two and one-half (2 1⁄2) months after the end of the fiscal year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated in accordance with Sub-Section 4.2), plus any vested, outstanding equity grants under the Stock Plan, in accordance with the terms thereof and any applicable award agreements.

5.7. Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of any termination of the Executive’s employment hereunder pursuant to Section 5.

6.1. Delayed Payments for Specified Employees. Notwithstanding the provisions of Section 5 above, if the Executive is a “specified employee” as defined in Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination, amounts not then exempt from Section 409A that otherwise would have been payable and benefits not then exempt from Section 409A that otherwise would have been provided under Section 5 during the six- (6-) month period following the Executive’s termination, shall instead be paid, with interest at the applicable federal rate, determined under Code Section 7872(f)(2)(A), and the delayed payments shall be aggregated and paid in a lump sum (or provided in the case of non-exempt benefits) on the first business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein), or upon the Executive’s death, if earlier. Thereafter, the Executive shall receive any remaining payments and benefits as if there had been no earlier delay.

6.2. Payment in Full. Payment by the Company of any Base Salary, Bonus or other specified amounts that are due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Sub-Section 6.2 is intended or shall be construed to affect the rights and obligations of the Company and its Affiliates, on the one hand, and the Executive, on the other, with respect to the Stock Plan or any other equity plan or award agreements thereunder or any other agreements to the extent said rights or obligations survive termination of employment under the provision of documents relating thereto.

6.3. Termination of Benefits. If the Executive’s employment is terminated by the Company without Cause, or if the Executive terminates employment with the Company for Good Reason, and provided that Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall pay the Executive or pay directly to the COBRA administrator, at the election of the Company, an amount equal to the monthly COBRA premiums for the Severance Term; provided, however, that such payments will cease upon the Executive’s entitlement to other health insurance without charge. Except for medical insurance coverage continued pursuant to Section 5.2 hereof, all other benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of employment. Notwithstanding the foregoing, in the event that the Company’s payment or reimbursement under this Section 6.2 would subject the Executive or the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.

6.4. Survival of Certain Provisions; Release of Claims. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sub-Sections 5.2, 5.4 or 5.5 hereof (other than any Base Salary that is earned but unpaid through the date of termination) is expressly conditioned upon (a) the Executive’s continued full performance of obligations under Sections 7 and 8 hereof and (b) the Executive’s execution of a timely and effective general release of claims in a form provided by the Company at the time of termination, which general release of claims must become effective, if at all, within sixty (60) days following termination of the Executive’s employment. The Executive recognizes that, except as expressly provided in Sub-Sections 5.2, 5.4 or 5.5, no compensation or benefits are earned after termination of employment.

7. Confidential Information; Intellectual Property.

7.1. Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive has developed and will continue to develop Confidential Information for the Company and its Affiliates and that the Executive has learned and will continue to learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates) any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (a) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (b) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

7.2. Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

7.3. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment with the Company shall be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

8. Restricted Activities.

8.1. Agreement not to Compete. The Executive agrees that during the Executive’s employment hereunder and for a period of twenty-four (24) months following the date of termination thereof, regardless of the reason for termination (the “Non-Competition Period”), he will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with, any business, venture or activity being conducted or actively being planned to be conducted by the Company or any of its Affiliates or being conducted or known by the Executive to be actively being planned to be conducted by a group or division of the Company or any of its Affiliates, at or prior to the date (the “Date of Termination”) on which the Executive’s employment under this Agreement is terminated, in the United States or any other geographic area where such business is being conducted or actively being planned to be conducted at or prior to the Date of Termination. Notwithstanding the foregoing, passive ownership of not more than five percent (5%) of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.1.

8.2. Agreement Not to Solicit or Hire Employees or to Solicit Franchisees or Vendors. The Executive agrees that, during employment and during the Non-Competition Period, he will not, directly or indirectly, (a) recruit or hire or otherwise seek to induce any employees or individual independent contractors (including franchisees) of the Company or any of the Company’s Affiliates (including any Person who was such within the immediately preceding six (6)-month period) to terminate his or her employment or engagement or violate any agreement with or duty to the Company or any of the Company’s Affiliates, or (b) solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates (including any Person who was such within the immediately preceding six (6)-month period) to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

8.3. Agreement Not to Disparage. The Executive agrees that, during employment and at all times thereafter, he will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and he will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

9. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive therefore agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements, without having to post bond. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

11.1. Affiliates. “Affiliates” means the Principal Subsidiary and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2. Code. “Code” means the Internal Revenue Code of 1986, as amended.

11.3. Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by the public. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers of the Company and its Affiliates and (iv) the people and organizations with whom the Company or any of its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed.

11.4. ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.5. Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either to the business activities or any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

11.6. Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Section 409A. Payments and benefits provided under this Agreement are intended to be exempt from or comply with Section 409A and are to be interpreted and construed accordingly. For purposes of Section 409A, each installment of payments and benefits provided hereunder is intended to be treated as a separate payment, and any references in this Agreement to “employment termination,” “termination from employment” or phrases of like kind are intended to mean “separation from service” as defined under Section 409A. Notwithstanding any other provision of this Agreement, the parties hereto agree to take all actions (including adopting amendments to this Agreement) as are required to comply with or minimize any potential additional taxes and/or interest charges to the Executive as may be imposed under Section 409A with respect to any payment or benefit due the Executive hereunder (including the delay in some or all payments until the seventh month after the Executive’s termination of employment).

14. Miscellaneous.

14.1. Assignment. Neither the Company nor DPLLC nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company or DPLLC may assign its rights and obligations under this Agreement without the consent of the Executive to any of the Company’s Affiliates or in the event that the Company or the Principal Subsidiary shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” or the “Principal Subsidiary” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s common stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company, the Principal Subsidiary and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

14.2. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.3. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company and the Principal Subsidiary.

14.4. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to:

Mr. Russell J. Weiner

Most recent address on file with the Company

with a copy via mail and via e-mail to:

Margaret A. Hunter

Dykema Gossett PLLC

39577 Woodward Avenue, Suite 300

Bloomfield Hills, MI 48304

e-mail: mhunter@dykema.com

or, (b) in the case of the Company and/or the Principal Subsidiary, at its principal place of business and to the attention of the Company’s Board of Directors, with a copy to the General Counsel or (c) to such other address as any party may specify by notice to the other actually received.

14.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company, its Affiliates or any of their predecessors, with respect to the terms and conditions of the Executive’s employment, excluding, for the avoidance of doubt, the Time Sharing Agreement, any previously granted equity award agreements, and including without limitation, as of the Effective Date, the Employment Agreement by and between the Executive and the Principal Subsidiary, dated as of July 1, 2018 or the earlier version dated September 2, 2008 and the amendments thereto dated as of September 2, 2008 and July 26, 2010 (the “Prior Agreements”). Notwithstanding the foregoing, (i) the Prior Agreement will continue in full force and effect until the Effective Date and (ii) nothing contained in this Agreement will limit or supersede any prior effective assignment of intellectual property rights by the Executive to the Company or any of its Affiliates, under the Prior Agreements or otherwise. For the avoidance of doubt, the Executive hereby acknowledges and agrees that the termination of the Prior Agreements on the Effective Date will not constitute a termination of employment thereunder or entitle the Executive to any severance or other termination-related pay or benefits.

14.6. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

14.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14.8. Joint and Several Liability. The Company and the Principal Subsidiary shall be jointly and severally liable for all payment obligations of the Company pursuant to this Agreement.

14.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

14.10. Consent to Jurisdiction. Each of the Company, the Principal Subsidiary and the Executive, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company, the Principal Subsidiary and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Sub-Section 14.4 hereof is reasonably calculated to give actual notice.

[Signature page immediately follows.]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company and the Principal Subsidiary by their respective duly authorized representatives, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA, INC.

	By:	/s/ David A. Brandon
	Name:	David A. Brandon
	Title:	Chairman of the Board of Directors

PRINCIPAL SUBSIDIARY:	DOMINO’S PIZZA LLC

	By:	/s/ Richard E. Allison, Jr.
	Name:	Richard E. Allison, Jr.
	Title:	Chief Executive Officer

THE EXECUTIVE:		/s/ Russell J. Weiner
	Name:	Russell J. Weiner

Exhibit A

Russell J. Weiner

CURRENT ACTIVITIES

February 24, 2022

•	Board of Directors, The Clorox Company

•	Cornell College of Arts & Sciences Advisory Council

•	ALSAC/St Jude Research Hospital – CEO’s Professional Advisory Board

•	Board of Directors, GENYOUth

Exhibit B

D&O INSURANCE AND PERSONAL LIABILITY PROTECTION

The Company shall provide the Executive with the coverage described in this Exhibit B or such other coverage as the Company shall from time to time select that shall be not substantially less favorable to the Executive than the coverage described herein.

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